Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

USA Rare Earth, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share		457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred Stock, par value $0.0001 per share		457(o)				0.0001381
Fees to be Paid	Debt	Debt Securities		457(o)				0.0001381
Fees to be Paid	Other	Warrants		457(o)				0.0001381
Fees to be Paid	Other	Rights		457(o)				0.0001381
Fees to be Paid	Other	Units		457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$	$1,250,000,000.00	0.0001381		$172,625.00

Total Offering Amounts:							$1,250,000,000.00			172,625.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:										$172,625.00

__________________________________________
Offering Note(s)

(1)	The securities registered hereunder consists of up to $1,250,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, rights and/or units. The securities registered also include such unspecified amounts and numbers of shares of common stock, preferred stock, debt securities, warrants, rights and/or units as may be issued upon conversion of or exchange for preferred stock, debt securities, warrants, rights or units that provide for conversion or exchange. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split or stock dividend or pursuant to anti-dilution provisions of any of the securities.